Exhibit 99.1

NEWS RELEASE

	Contacts:	David A. Miller, CFO
Integrated Electrical Services, Inc. 713-860-1500 Ken Dennard / ksdennard@drg-e.com Karen Roan / kcroan@drg-e.com DRG&E 713-529-6600
FOR IMMEDIATE RELEASE
INTEGRATED ELECTRICAL SERVICES REPORTS
FISCAL 2005 THIRD QUARTER RESULTS
     HOUSTON — AUGUST 9, 2005 — Integrated Electrical Services, Inc. (NYSE: IES) today announced results for its fiscal 2005 third quarter ended June 30, 2005. The company reported revenues of $284.0 million and a net loss for the third quarter of $13.9 million or $0.36 loss per share. The 2005 third quarter net loss includes the following items:
•	A loss of $4.6 million or $0.12 per share from discontinued operations including a non-cash write off of goodwill of $4.3 million or $0.11 per share

•	A loss of $1.6 million or $0.04 per share related to gross profit losses on utility projects at one business unit

•	A $1.5 million or $0.04 per share increase in accounting fees related to Sarbanes-Oxley compliance procedures and increased audit fees

•	Approximately $1.4 million or $0.04 per share of non-cash interest costs due to a write-off and accelerated amortization of deferred financing costs due to the reduced size and shortened maturity of the company’s previous credit facility

•	A loss of $0.7 million or $0.02 per share related to an increase in a legal reserve due to an unfavorable verdict leveled against the company

•	A non-cash charge of $0.5 million or $0.01 per share related to equity in losses on an investment
     The above items total $10.3 million or $0.27 per share. Excluding the above items, the net loss in the third quarter of fiscal 2005 would have been $3.6 million or $0.09 per share.

     Fiscal 2005 third quarter revenues from continuing operations of $284.0 million increased from this year’s second quarter revenues of $282.3 million and decreased from the previous year’s third quarter revenues of $311.3 million. The revenue decline from the previous year is primarily the result of a decrease in the pursuit of bonded projects, more selective bidding on new project work and the winding down of utility and plant work at one subsidiary. As a result of the company’s strategic review process undertaken in the first quarter of fiscal 2005, IES has reduced its dependence on large bonded work to improve profitability and return on invested capital.
     Gross profit in the third quarter was $37.4 million versus $31.6 million in the second quarter and $37.3 million in the third quarter a year ago. Overall gross profit margins in the third quarter improved to 13.2% from 11.2% in the previous quarter and from 12.0% in the third quarter of fiscal 2004. Loss from operations decreased to $1.0 million or 0.3% of revenues in the third fiscal quarter of 2005 from a loss of $4.7 million or 1.7% of revenues in the previous quarter.
     Byron Snyder, IES’ president and chief executive officer, stated, “We are making solid progress in our ongoing efforts to improve performance and strengthen the bottom line. By refinancing our existing credit facility, improving operational control and support and growing the residential and service businesses, we believe we are helping IES become a financially secure and consistent performer for our stakeholders.”
     David Miller, IES’ chief financial officer, added, “Although we reported a loss in the third quarter, our commercial margins and margins as a whole are improving. Our overall gross margins were 13.2%, a 200 basis point improvement over last quarter. Although much of the improvement was masked by non-operational items that occurred in the quarter, we are seeing visible progress in our operations.”
SEGMENT DETAILS
     Gross margin for commercial/industrial work in the third fiscal quarter increased 160 basis points from the previous quarter. Gross margin for residential work in the third quarter improved 70 basis points over last quarter and 460 basis points from the third quarter of last year. In addition, revenue from IES’ residential segment has continued to grow in amount and proportion as IES has sold primarily commercial/industrial units in an effort to further balance its segments and gain market diversity. Full segment results are detailed in the table below.

(dollars in millions)

	Commercial/		Corporate	Discontinued
2005 3rd Quarter	Industrial	Residential	& Other	Operations	Total

Revenues	$197.7	$86.3			$284.0
Gross profit	18.3	19.1			$37.4
Income (loss) from operations	(0.8)	9.3	(9.5)		($1.0)
EBITDA	2.0	9.5	(9.5)	0.0	$2.0

	Commercial/		Corporate	Discontinued
2004 3rd Quarter	Industrial	Residential	& Other	Operations	Total

Revenues	$228.9	$82.3			$311.2
Gross profit	22.9	14.4			$37.3
Income (loss) from operations	3.4	5.6	(6.4)		$2.6
EBITDA	5.4	5.9	(5.9)	2.2	$7.6

	Commercial/		Corporate	Discontinued
2005 2nd Quarter	Industrial	Residential	& Other	Operations	Total

Revenues	$211.0	$71.3			$282.3
Gross profit	16.3	15.3			$31.6
Income (loss) from operations	(3.0)	6.3	(8.0)		($4.7)
EBITDA	(0.9)	6.5	(7.5)	0.7	($1.2)
BACKLOG AND BONDING
     IES’ backlog as of June 30, 2005 was $382.8 million compared to $435.4 million for the same units at the end of this year’s second quarter and to $565.6 million for the same units at the end of the third quarter a year ago. The lower overall backlog is principally the result of the company pursuing less bonded work and its current focus on pursuing shorter term, higher margin work. Typically, single family residential and service/maintenance work is not entered into the backlog, either. Additionally, the company is intentionally shrinking the overall size of a number of business units, which accounts for a portion of the decline in backlog. Gross margin in backlog from continuing operations grew to 12.7%, an increase of 30 basis points from the end of the second quarter and 120 basis points from September 2004.
     Going forward, the company will continue to pursue smaller projects, which typically are lower risk, do not require bonding and produce higher margins. This type of work will increase backlog turnover, causing slightly more variability in overall level, but will allow IES more flexibility to adjust its business mix to meet the needs of a constantly changing market. IES is working to change its business mix to include more residential and service work, which are shorter term and typically higher in margin. Overall, IES has shifted its business mix from 78% commercial/industrial and 22% residential in fiscal 2004 to 70% commercial/industrial and 30% residential in the third quarter of fiscal 2005.

     Since January 19, 2005, IES has received approximately $91 million in new surety bonds from its surety provider for bonded projects.
DEBT AND LIQUIDITY
     On August 1, 2005, IES closed on a new senior secured credit facility with Bank of America as administrative agent. The new 3-year, $80 million asset-based lending facility replaced the previous $60 million credit facility set to expire on August 31st. Fully underwritten by Bank of America, the new facility will be used to issue standby and commercial letters of credit and finance the company’s ongoing working capital needs. Collateral for the facility includes all assets not previously pledged to the surety provider. The company is currently in compliance with all covenants of the new facility.
     As of June 30, 2005, total debt was $223.0 million compared to $225.4 million at the end of the previous quarter. Total debt at year end September 30, 2004 was $231.0 million. As of August 9, 2005, IES’ total debt remained at $223.0 million, and cash totaled approximately $35.4 million.
     Interest expense for the third fiscal quarter was $7.6 million compared to $5.0 million for the third fiscal quarter of 2004. The reduction of size and the shortening of the maturity of its previous credit facility during the third quarter required the company to write off a portion of its deferred financing costs and accelerate the remaining amount. This resulted in a $1.4 million non-cash increase to interest expense in the quarter.
DIVESTITURES
     IES has completed the sale of substantially all of the assets of one of its commercial and industrial business units based in South Dakota for a sales price of approximately $4.7 million. This unit had net revenues of $17.7 million and operating income of $1.5 million for the previous twelve months. Because of its high dependency on bonding and a resulting decrease in backlog of 78% since September 30, 2004, IES had planned on shutting this unit down.
     As was previously announced, based on a continuous review of each business unit that includes a focus on consistency of profitability; return on capital, including capital employed for bonding; construction spending and growth trends; and management strength, IES has chosen to divest certain units that were underperforming or no longer suited to IES’ operational plan going forward.

     To date, IES has sold 12 units, primarily operating in the commercial/industrial market, for total cash proceeds of $41.8 million and has closed two units. These 14 units had combined net revenues of $217.7 million and operating income of $7.5 million in fiscal 2004.
EBITDA RECONCILIATION
     IES has disclosed in this press release EBITDA amounts that are non-GAAP financial measures. Management believes EBITDA provides useful information to investors as a measure of comparability to peer companies. However, these calculations may vary from company to company, so IES’ computations may not be comparable to other companies. Management further uses EBITDA to compare the financial performance of its segments and to internally manage those business segments. EBITDA is also one of the measures that is used in determining compliance with the company’s senior secured credit facility. A reconciliation of EBITDA, as well as EBITDA defined by IES’ credit facility covenants, to net income is found in the tables below.
(dollars in millions)

3rd Quarter	2005	2004
Net Income (loss)	($13.9)	$0.7
Interest Expense	7.6	5.0
Provision (benefit) for Income Taxes	1.4	(1.4)
Depreciation and Amortization	2.6	3.3
Goodwill Impairment	4.3	0.0

EBITDA	$2.0	$7.6
FUTURE OPERATIONAL PLANS
     IES plans to maintain the focus it set early this fiscal year to improve company operations. By reducing bonding dependence, choosing jobs that are smaller, shorter term and more profitable and divesting units that are underperforming or no longer suited to IES’ current business plan, profit and operating margins are improving. IES believes that certain units still need to show operational improvement to further the company’s recovery. With the increased customer confidence gained from the successful refinancing, IES intends to rebuild backlog levels with attractive new opportunities.

CONFERENCE CALL
     Integrated Electrical Services has scheduled a conference call for Wednesday, August 10, 2005, at 9:30 a.m. eastern time. To participate in the conference call, dial (303) 262-2142 at least ten minutes before the call begins and ask for the Integrated Electrical Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 17, 2005. To access the replay, dial (303) 590-3000 using a pass code of 11035351.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting www.ies-co.com. To listen to the live call on the web, please visit the company’s web site at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call.
     Integrated Electrical Services, Inc. is a national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future operating results or our ability to generate sales, income, or cash flow, potential difficulty in addressing material weaknesses in the Company’s accounting systems that have been identified to the Company by its independent auditors, potential limitations on our ability to access the credit line under our credit facility, litigation risks and uncertainties, fluctuations in operating results because of downturns in levels of construction, inaccurate estimates used in entering into and executing contracts, difficulty in managing the operation of existing entities, the high level of competition in the construction industry, changes in interest rates, the general level of the economy, level of competition from other electrical contractors, increases in costs of labor, steel, copper and gasoline, limitations on the availability and the increased costs of surety bonds required for certain projects, inability to reach agreements with our surety or co-surety bonding company to provide sufficient bonding capacity, risk associated with failure to provide surety bonds on jobs where we have commenced work or are otherwise contractually obligated to provide surety bonds, loss of key personnel, business disruption and costs associated with the Securities and Exchange Commission investigation and class action litigation, inability to reach agreement for planned sales of assets, business disruption and transaction costs attributable to the sale of business units, costs associated with the closing of business units, unexpected liabilities associated with warranties or other liabilities attributable to the retention of the legal structure of business units where we have sold substantially all of the assets of the business unit, inability to fulfill the terms or meet the required financial covenants of the credit facility, difficulty in integrating new types of work into existing subsidiaries, inability of subsidiaries to incorporate new accounting, control and operating procedures, inaccuracies in estimating revenues and percentage of completion on contracts, and weather and seasonality. If the company is unable to cause its previously filed S-1 in support of the Senior Convertible Notes to become effective, penalty interest may apply under that agreement. You should understand that the foregoing important factors, in addition to those discussed in our other filings with the Securities and Exchange Commission (“SEC”), including those under the heading “Risk Factors” contained in our annual report on Form 10-K for the fiscal year ended September 30, 2004, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

General information about us can be found at www.ies-co.com under “Investor Relations.” Our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC.
Tables to follow

INTEGRATED ELECTRICAL SERVICES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2004	2005	2004	2005
Revenues	$311,299	$283,954	$902,284	$844,729
Cost of services (including depreciation)	273,908	246,570	785,561	740,462

Gross profit	37,321	37,384	116,723	104,267
Selling, general and administrative expenses	34,748	38,349	97,574	110,376

Income from operations	2,573	(965)	19,149	(6,109)
Other (income)/expense:
Interest expense	4,951	7,592	17,966	20,877
(Gain)/loss on sale of assets	(140)	(1,081)	27	(1,071)
Other, net	182	451	5,503	1,008

	4,993	6,962	23,496	20,814

Income/(loss) before income taxes	(2,420)	(7,927)	(4,347)	(26,923)
Provision/(benefit) for income taxes	(2,128)	1,422	(9,163)	2,331

Net income/(loss) from continuing operations	$(292)	$(9,349)	$4,816	$(29,254)

Discontinued operations Income/(loss) from discontinued operations (including loss on disposal of $0, $274, $0, & $658, respectively)	1,715	(4,563)	7,774	(15,426)
Provision/(benefit) for income taxes	683	3	3,088	69

Net Income/(loss) from discontinued operations	1,032	(4,566)	4,686	(15,495)

Net income/(loss)	$740	$(13,915)	$9,502	$(44,749)

Earnings per share:
Basic earnings/(loss) per share from continuing operations	$(0.01)	$(0.24)	$0.13	$(0.75)

Basic earnings/(loss) per share from discontinued operations	$0.03	$(0.12)	$0.12	$(0.40)

Basic earnings/(loss) per share	$0.02	$(0.36)	$0.25	$(1.15)

Diluted earnings/(loss) per share from continuing operations	$(0.01)	$(0.24)	$0.12	$(0.75)

Diluted earnings/(loss) per share from discontinued operations	$0.03	$(0.12)	$0.12	$(0.40)

Diluted earnings/(loss) per share	$0.02	$(0.36)	$0.24	$(1.15)

Shares used in the computation of earnings (loss) per share:
Basic	38,769	39,207	38,530	39,092

Diluted	39,432	39,207	39,172	39,092

Selected Balance Sheet Data:	09/30/04	06/30/05
	(restated)	(unaudited)
Cash and Cash Equivalents	$22,232	$31,518
Working Capital	208,911	208,634
Goodwill, net	82,883	82,289
Total Assets	580,933	508,969
Total Debt	231,241	223,960
Total Stockholders’ Equity	143,168	100,349

Selected Cash Flow Data:	Three Months Ended		Nine Months Ended
	06/30/04	06/30/05	06/30/04	06/30/05
Cash provided by (used in) operating activities	$2,396	$(1,020)	$9,420	$(4,125)
Cash provided by (used in) investing activities	(1,304)	2,945	(4,445)	24,748
Cash provided by (used in) financing activities	(6,845)	(2,791)	(31,886)	(11,337)